         As filed with the Securities and Exchange Commission on April 27, 2000
                                                      Registration No. 333-95545

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               --------------------------------------------------

                  Post-Effective Amendment No. 1 on Form S-3 to
                                    FORM S-1
                                       on
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

               --------------------------------------------------

                                  iVILLAGE INC.
             (Exact Name of Registrant as Specified in Its Charter)

                Delaware                                 13-3845162
     (State or Other Jurisdiction of        (I.R.S. Employer Identification No.)
     Incorporation or Organization)

                                212 Fifth Avenue
                            New York, New York 10010
                                 (212) 206-3100

   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                Candice Carpenter
      Co-Chairperson of the Board and Chief Executive Officer
                                 iVillage Inc.
                                212 Fifth Avenue
                            New York, New York 10010
                                 (212) 206-3100
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                    Copy to:
                               Michael A. Gilbert
                            Associate General Counsel
                                  iVillage Inc.
                                212 Fifth Avenue
                            New York, New York 10010
                                 (212) 206-3100

               --------------------------------------------------

   Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

               --------------------------------------------------

         If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / x /

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

PROSPECTUS

                                 219,263 shares

                                  iVILLAGE INC.

                                  Common Stock

               --------------------------------------------------

         This prospectus relates to the public offering, which is not being underwritten, of up to 219,263 shares of our common stock which is held by some of our current stockholders. We will pay certain costs and expenses relating to the registration of the shares of our common stock being offered by the selling stockholders under this prospectus.

         The prices at which such stockholders may sell the shares will generally be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares by the selling stockholders and we are not offering any shares for sale under this prospectus. See "Selling Stockholders" and "Plan of Distribution" for a description of sales of the shares of common stock by the selling stockholders.

         Our common stock is traded on the Nasdaq National Market under the symbol "IVIL." The last reported sale price for our common stock on the Nasdaq National Market on April 24, 2000 was $10.50 per share.

               --------------------------------------------------

           AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS, PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is April 27, 2000.

                                TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS.............................................    2
THE COMPANY............................................................    2
RISK FACTORS...........................................................    3
USE OF PROCEEDS........................................................   14
SELLING STOCKHOLDERS...................................................   15
PLAN OF DISTRIBUTION...................................................   18
LEGAL MATTERS .........................................................   20
EXPERTS ...............................................................   20
WHERE YOU CAN FIND MORE INFORMATION....................................   20


         You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

         The common shares are not being offered in any jurisdiction where the offer is not permitted.

         You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other then the date on the front of the documents.

                           FORWARD-LOOKING STATEMENTS

         We have included in this filing some "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), concerning our business, operations and financial condition. The words or phrases "can be," "expects," "may affect," "may depend," "believes," "estimate," "project," and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and we caution you that any forward-looking information provided by or on our behalf is not a guarantee of future performance. Our actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control, including (i) the volatile and competitive nature of the Internet industry, (ii) changes in domestic and foreign economic and market conditions, (iii) the effect of federal, state and foreign regulation on our business, and (iv) the impact of recent and future acquisitions on our business and financial condition, as well as the risks discussed under "Risk Factors" elsewhere in this prospectus and in our other public filings. All such forward-looking statements are current only as of the date on which such statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

                                   THE COMPANY

         iVillage Inc., The Women's Network, is the leading online destination targeted at women and one of the most demographically focused communities on the Internet. iVillage.com is an easy-to-use, comprehensive network of Web sites tailored to the interests and needs of women aged 25 through 54. As an online media company, we provide advertisers and merchants with targeted access to women using the Internet.

         Our network of sites consists of 17 content specific channels and several shopping areas. The channels cover the topics of deepest interest to women, such as family, health, work, money, food, computers, relationships, shopping, travel, pets and astrology. We facilitate network use across channels by providing common features, positioning and functionality within each channel and across the network, resulting in a consistent and strongly branded environment.

         iVillage is a Delaware corporation with its principal executive offices located at 212 Fifth Avenue, New York, New York 10010. Our telephone number at that location is (212) 206-3100 and our Internet address is www.ivillage.com.

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in the shares of common stock.

We have a limited operating history and may face difficulties encountered in new and rapidly evolving markets

         We have a limited operating history and face many of the risks and difficulties frequently encountered in new and rapidly evolving markets, including the Internet advertising market. These risks include our ability to:

         o  attract a larger audience to our online network;

         o  increase awareness of our brand;

         o  strengthen user loyalty;

         o  offer compelling content;

         o  maintain our current, and develop new, strategic relationships;

         o  attract a large number of advertisers from a variety of industries;

         o  respond effectively to competitive pressures;

         o  continue to develop and upgrade our technology; and

         o  attract, retain and motivate qualified personnel.

We lack significant revenues and have recent and anticipated continuing losses

         We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. We incurred net losses of $25.2 million for the three months ended March 31, 2000, $93.0 million for the year ended December 31, 1999, $43.7 million for the year ended December 31, 1998 and $21.3 million for the year ended December 31, 1997. As of December 31, 1999, our accumulated deficit was $192.9 million. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significant revenues to achieve and maintain profitability.

         Although our revenues have grown in recent quarters, we cannot guarantee that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot guarantee that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected. Because our strategy includes acquisitions of other businesses, acquisition expenses and any cash used to make these acquisitions will reduce our available cash.

We use barter transactions which do not generate cash revenue

         Revenues from barter transactions represented approximately 4% and 7% of total revenues for the three months ended March 31, 2000 and the year ended December 31, 1999, respectively. Barter revenues may continue to represent a significant portion of our total revenues in future periods. Barter transactions do not generate any cash revenues and are entered into by us to promote our brand and generate traffic to our Web sites, without any expenditure of our cash resources.

We may not be able to integrate the operations from our recent and future acquisitions

         As part of our business strategy, we have completed and may enter into additional business combinations and acquisitions. Acquisition transactions are accompanied by a number of risks, including, among other things:

         o the difficulty of assimilating the operations and personnel of the acquired companies;

         o  the potential disruption of our ongoing business;

         o the inability of management to maximize our financial and strategic position through the successful incorporation of acquired technology or content and rights into our products and media properties;

         o  expenses associated with the transactions;

         o additional expenses associated with amortization of acquired intangible assets;

         o the difficulty of maintaining uniform standards, controls, procedures and policies;

         o the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

         o the potential unknown liabilities associated with acquired businesses.

         Our failure to adequately address these issues could have a material adverse effect on our business, results of operations and financial condition.

Our acquisition of Lamaze Publishing Company, Inc. poses a number of risks that could materially adversely affect our business strategy

         The acquisition of Lamaze Publishing is our first acquisition of a non-Internet company. There are a number of risks in operating Lamaze Publishing, including:

         o  competitiveness of the media and publishing industry;

         o  our inexperience in operating a multi-media publishing company;

         o our ability to sell advertising and sponsorships on our Web sites and in Lamaze Publishing's magazines, videos and the Newborn Channel;

         o  our ability to commercialize and protect the Lamaze mark; and

         o  our ability to build and market Lamaze.com.

We have merchandising, inventory management and fulfillment responsibilities for iBaby

         During 1999, we started handling merchandising, inventory management and order fulfillment for our iBaby, Inc. subsidiary. Our failure to perform these functions efficiently and in a timely manner has and could result in the disruption of the operations of iBaby, including shipment delays. In addition, changing trends in consumer tastes in baby-related products subject us to inventory risks. It is important to our success that we accurately identify and predict these trends and do not overstock unpopular products. The demand for specific products can change between the time the products are ordered and the date of receipt.

         If products do not achieve sufficient consumer acceptance, we may be required to take inventory markdowns, which could reduce our sales and gross margins. We believe that this risk will increase as we open new departments or enter new product categories due to our lack of experience in purchasing products for these categories. In addition, to the extent that demand for iBaby products increases over time, we may be forced to increase inventory levels.

Our quarterly revenues and operating results are not indicative of future performance and are difficult to forecast

         As a result of our limited operating history, we do not have historical financial data for a significant number of periods upon which to forecast quarterly revenues and results of operations. We do not believe that period-to-period comparisons of our operating results are necessarily meaningful nor should they be relied upon as reliable indicators of future performance. In one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors. If our results of operations fall below expectations, the trading price of our common stock would likely be materially adversely affected.

         Our revenues for the foreseeable future will remain dependent on user traffic levels and advertising activity on our Web sites. Future revenues are difficult to forecast. In addition, we plan to increase our sales and marketing operations and to expand and develop content. We also plan to upgrade and enhance our technology and infrastructure development in order to support our growth. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall.

         If we have a shortfall in revenues in relation to our expenses, or if our expenses precede increased revenues, then our business, results of operations and financial condition would be materially and adversely affected. This would likely affect the market price of our common stock in a manner which may be unrelated to our long-term operating performance.

Seasonal and cyclical patterns may affect our business

         We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If our market makes the transition from an emerging to a more developed market, seasonal and cyclical patterns may develop in the future. As a result, if our industry follows the same seasonal patterns as those in traditional media, we may experience lower advertising revenues in the first and third calendar quarter of each year. Seasonal and cyclical patterns in Internet advertising may also affect our revenues. In addition, traffic levels on our Web sites typically fluctuate during the summer and year-end vacation and holiday periods and we anticipate that sales from iBaby, and any other future consumer goods we may sell, will typically increase during the fourth quarter as a result of the holiday season and may decline during other periods.

The market for Internet advertising is still developing

         We expect to continue to derive a substantial portion of our revenues from sponsorships and advertising for the foreseeable future, as demand and market acceptance for Internet advertising solutions continues to develop.

         There are currently no widely accepted standards for the measurement of the effectiveness of Internet advertising, and the industry may need to develop standard measurements to support and promote Internet advertising as a significant advertising medium. If these standards do not develop, existing advertisers may not continue their levels of Internet advertising. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. Our business would be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected.

         Different pricing models are used to sell advertising on the Internet and it is difficult to predict which, if any, of the models will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of Internet advertising. Moreover, software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

We rely on third parties to adequately measure the demographics of our user base and delivery of advertisements on our Web sites

         It is important to our advertisers that we accurately measure the demographics of our user base and the delivery of advertisements on our Web site. We depend on third parties to provide many of these measurement services. If they are unable to provide these services in the future, we would need to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business until we replace these services. Companies may choose to not advertise on our Web sites or may pay less for advertising if they perceive our demographic measurements are not reliable.

We are currently experiencing a period of significant growth which is placing a significant strain on our resources

         If we are unable to manage our growth effectively, our business could be adversely affected. We have experienced and continue to experience significant growth, both internally and through acquisitions. This growth has placed, and our anticipated future growth in our operations will continue to place, a significant strain on our resources. As part of this growth, we will have to implement new operational and financial systems, procedures and controls.

We may not attract a sufficient amount of traffic and advertising without our channels being carried on America Online, Inc. ("AOL")

         AOL has accounted for a significant portion of our online traffic based on the delivery to us of a guaranteed number of impressions. A significant amount of our visitors and members reach our Web sites through AOL. Our agreement with AOL does not prohibit AOL from carrying online sites or developing and providing content that compete with our sites, and AOL currently carries additional competing Web sites. Our agreement with AOL expires on December 31, 2000 and, even though either party may extend it for an additional year, AOL does not have any obligation to renew the agreement. If the carrying of our channels on AOL is discontinued, our business, results of operations and financial condition would be materially adversely affected.

We have a small number of customers and the loss of a number of these customers could adversely affect our financial condition and results of operations

         We depend on a limited number of customers for a significant portion of our revenues. Consequently, the loss of even a small number of these customers at any one time may adversely affect our business, financial condition and results of operations. Although no advertiser accounted for more than 10% of total revenues for the years ended December 31, 1999 or 1998, our five largest advertisers accounted for 16% and 17% of total revenues, respectively. At December 31, 1999, no one advertiser accounted for 10% or more of net accounts receivable. At December 31, 1998, one advertiser accounted for 11% of net accounts receivable.

         We anticipate that our results of operations in any given period will continue to depend to a significant extent upon revenues from a small number of customers. In addition, we anticipate that these customers will continue to vary over time, so that the achievement of our long-term goals will require us to obtain additional significant customers on an ongoing basis. Our failure to enter into a sufficient number of large contracts during a particular period could have a material adverse effect on our business, financial condition and results of operations.

We may not find sufficient acquisition candidates to implement our business strategy

         As part of our business strategy, we have completed and expect to enter into additional business combinations and acquisitions. We compete for acquisition candidates with other entities, some of which have greater financial resources than we have. Increased competition for acquisition candidates may make fewer acquisition opportunities available to us and may cause acquisitions to be made on less attractive terms, such as higher purchase prices. Acquisition costs may increase to levels that are beyond our financial capability or that would adversely affect our results of operations and financial condition. Our ability to make acquisitions will depend in part on the relative attractiveness of shares of our common stock as consideration for potential acquisition candidates. This attractiveness may depend largely on the relative market price, our ability to register common stock and capital appreciation prospects of our common stock compared to that of other bidders. Since the market price of our common stock has declined materially over a prolonged period of time, our acquisition program could be materially adversely affected.

We may be sued for information retrieved from our Web sites

         We have been and may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on our Web sites. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our Web sites through links to other Web sites or through content and materials that may be posted by members in chat rooms or bulletin boards. We also offer e-mail services, which may subject us to potential risks, such as liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. Our insurance, which covers commercial general liability, may not adequately protect us against these types of claims.

We may incur potential product liability for the products we sell

         Consumers may sue us if any of the products that we sell are defective, fail to perform properly or injure the user. To date, we have had very limited experience in the sale of products and the development of relationships with manufacturers or suppliers of such products. We plan to develop a range of products targeted specifically at women through our iBaby, iMaternity and PlusBoutique sites, Astrology.com, Lamaze Publishing and other e-commerce sites that we may acquire in the future. We also may foster relationships with manufacturers or companies to offer these products directly on iVillage.com. Such a strategy involves numerous risks and uncertainties. Although our agreements with manufacturers typically contain provisions intended to limit our exposure to liability claims, these limitations may not prevent all potential claims. In addition, through Lamaze Publishing, we distribute publications and broadcast over the Newborn Channel information and instructions regarding childbirth and infant care. We may be exposed to liability claims in connection with the information we provide. Liability claims could require us to spend significant time and money in litigation and to pay significant damages. As a result, liability claims, whether or not successful, could seriously damage our reputation and our business.

There is intense competition among Internet-based businesses and publishing companies focused on women

         The number of Web sites competing for the attention and spending of members, users and advertisers has increased and we expect it to continue to increase. Our Web sites compete for members, users and advertisers with the following types of companies:

         o online services or Web sites targeted at women, such as Women.com Networks;

         o  cable networks targeting women, such as Oxygen Media, Inc.;

         o Web search and retrieval and other online service companies, commonly referred to as portals, such as Disney's Go network, Lycos, Inc. and Yahoo! Inc.;

         o e-commerce companies such as eToys, Inc. and its wholly-owned subsidiary, BabyCenter, Inc.; and

         o publishers and distributors of traditional media, such as television, radio and print.


          Increased competition could result in price reductions, reduced margins or loss of market share, any of which could adversely affect our business, results of operations and financial condition.

          Lamaze Publishing's magazines directly compete with publishers of pre-and post-natal publications such as Gruner and Jahr, Primedia and Time Warner. These publishers have substantially greater marketing, research and financial resources than Lamaze Publishing. Increased competition may result in less advertising in Lamaze Publishing's magazines and a decline in Lamaze Publishing's advertising rates, which could adversely affect its business, results of operations and financial condition.

Our uncertain sales cycles could adversely affect our business

         The time between the date of initial contact with a potential advertiser or sponsor and the execution of a contract with the advertiser or sponsor is often lengthy, typically ranging from six weeks for smaller agreements to nine months for larger agreements, and is subject to delays over which we have little or no control, including:

         o  advertisers' and sponsors' budgetary constraints;

         o  advertisers' and sponsors' internal acceptance reviews;

         o the success and continued internal support of advertisers' and sponsors' own development efforts; and

         o the possibility of cancellation or delay of projects by advertisers or sponsors.

         During the sales cycle, we may expend substantial funds and management resources and yet not obtain sponsorship or advertising revenues. Accordingly, our results of operations for a particular period may be adversely affected if sales to advertisers or sponsors forecasted in a particular period are delayed or do not otherwise occur.

AOL investments may result in conflicts of interest for AOL that could be adverse to iVillage

         AOL has invested in Oxygen Media, an Internet and television company that is developing cable and interactive content for women and children. In addition, Oxygen Media has acquired from AOL the assets of electra.com, an online women's network, and Thrive Partners LLC, the operator of thriveonline.com, a health site. The relationship between AOL and Oxygen Media and AOL and other Internet companies may result in a conflict of interest for AOL, which may not be resolved in our favor. In addition, other principal investors in iVillage may have similar conflicts of interests by virtue of their other investments.

Our business is dependent on our chief executive officer, editor-in-chief and president

         Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly, Candice Carpenter, Chief Executive Officer,

Nancy Evans, Editor-in-Chief and Douglas McCormick, President. We have no employment agreements with either of Mdmes. Carpenter or Evans and we do not maintain "key person" life insurance for any of our personnel, other than Ms. Carpenter. The loss of the services of Mdmes. Carpenter or Evans, Mr. McCormick, or other key employees, would likely have a significantly detrimental effect on our business.

Competition for personnel in the Internet industry is intense

         We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time experienced, and we expect to continue to experience difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of our rapid growth and expansion. In addition, there is significant competition for qualified employees in the Internet industry. As a result, we incurred increased salaries, benefits and recruiting expenses during 1998 and 1999. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

We are dependent on continued growth in use of the Internet

         Our market is new and rapidly evolving. Our business would be adversely affected if Internet usage does not continue to grow, particularly usage by women. A number of factors may inhibit Internet usage, including:

         o  inadequate network infrastructure;

         o  security concerns;

         o  inconsistent quality of service;

         o  lack of availability of cost-effective, high-speed service;

         o consumers returning to traditional or alternative sources for information, shopping and services; and

         o privacy concerns, including those related to the ability of Web sites to gather information about users without their knowledge or consent.

         If Internet usage continues to grow significantly, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, Web sites have experienced interruptions in their services as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages and delays frequently occur in the future, Internet usage, as well as the usage of our Web sites, could grow more slowly or decline.

We may be unable to respond to the rapid technological change in our industry

         Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. To achieve our goals, we need to effectively integrate the various software programs and tools required to enhance and improve our product offerings and manage our business. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, our new enhancements must meet the requirements of our current and prospective users and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our services or infrastructures to adapt to these changes.

Government regulation and legal uncertainties could add additional costs to doing business on the Internet

         There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing and taxation, content, copyrights, distribution, antitrust matters and the characteristics and quality of products and services. For example, the Telecommunications Act sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, obscenity, libel and personal privacy are applicable to the Internet or the application of laws and regulations from jurisdictions whose laws do not currently apply to our business. Any new laws or regulations relating to the Internet could adversely affect our business.

         In addition, it has been reported that the Labor Department is investigating the use of volunteers on Web sites. We utilize volunteers as Web site community leaders and there can be no assurance that new government regulations will not require us to cease using volunteers or, alternatively, treat them as employees.

         Due to the global nature of the Internet, it is possible that, although our transmissions over the Internet originate primarily in New York, the governments of other states and foreign countries might attempt to regulate our business activities. In addition, because our service is available over the Internet in multiple states and foreign countries, these jurisdictions may require us to qualify to do business as a foreign corporation in each of these states or foreign countries, which could subject us to taxes and other regulations.

We may face potential liability for our privacy practices

         Growing public concern about privacy and the collection, distribution and use of information about individuals may subject us to increased regulatory scrutiny and/or litigation. If we are accused of violating the stated terms of our privacy policy we may be forced to expend significant amounts of monetary and human resources to defend against any such accusations. We may also be required to make changes to our present and planned products or services. These consequences together with any resulting liability for our privacy practices could have a material adverse effect on our business, financial condition and results of operations.

Our systems may fail or experience a slow down and our users depend on others for access to our Web sites

         Substantially all of our communications hardware and some of our other computer hardware operations are located at Exodus Communications, Inc.'s facilities in Jersey City, New

Jersey and Verio, Inc.'s and AT&T CERFnet's facilities in California. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins or other similar disruptive problems, such as those recently experienced by several leading Web sites, could also adversely affect our Web sites. Our business could be adversely affected if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. We do not presently have any secondary "off-site" systems or a formal disaster recovery plan.

         Our Web sites must accommodate a high volume of traffic and deliver frequently updated information. Our Web sites have in the past experienced slower response times or decreased traffic for a variety of reasons. These occurrences have not had a material impact on our business. These types of occurrences in the future could cause users to perceive our Web sites as not functioning properly and therefore cause them to use another Web site or other methods to obtain information.

         In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

We may not be able to deliver various services if third parties fail to provide reliable software, systems and related services to us

         We are dependent on various third parties for software, systems and related services. For example, we rely on Doubleclick Inc.'s software for the placement of advertisements and WhoWhere? Inc. for personal space home pages and e-mail. Several of the third parties which provide software and services to us have a limited operating history, have relatively immature technology and are themselves dependent on reliable delivery of services from others. As a result, our ability to deliver various services to our users may be adversely affected by the failure of these third parties to provide reliable software, systems and related services to us.

We may be liable if third parties misappropriate our users' personal information

         If third parties were able to penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability arising from claims related to, among other things, unauthorized purchases with credit card information, impersonation or other similar fraud claims or other misuse of personal information, such as for unauthorized marketing purposes. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

Internet security concerns could hinder e-commerce

         The need to securely transmit confidential information over the Internet has been a significant barrier to electronic commerce and communications over the Internet. Any well-publicized compromise of security could deter people from using the Internet or using it to conduct transactions that involve transmitting confidential information. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

Satellite transmissions over the Newborn Channel may be interrupted

         Through Lamaze Publishing, we operate the Newborn Channel, a satellite television network broadcast in over 900 hospitals in the United States. There is a risk that the satellite from which the transmission is sent may malfunction, interrupting Lamaze Publishing's broadcasts. In the event this occurs, there may be a period of time before Lamaze Publishing can transmit to and from another satellite. Any interruption in Lamaze Publishing's ability to transmit the Newborn Channel could have an adverse impact on its business. In addition, extreme adverse weather could damage receivers and transmitters on the ground, thereby hindering transmissions.

Consumer protection privacy regulations could impair our ability to obtain information about our users

         Our network captures information regarding our members in order to tailor content to them and assist advertisers in targeting their advertising campaigns to particular demographic groups. However, privacy concerns may cause users to resist providing the personal data necessary to support this tailoring capability. Even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our network. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify Internet users that the data may be used by marketing entities to direct product promotion and advertising to the user. Other countries and political entities, such as the European Economic Community, have adopted such legislation or regulatory requirements. If consumer privacy concerns are not adequately addressed, our business, financial condition and results of operations could be materially harmed.

         Our network currently uses cookies to track demographic information and user preferences. A cookie is information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge, but is generally removable by the user. Germany has imposed laws limiting the use of cookies, and a number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. If these laws are passed, our business, financial condition and results of operations could be materially harmed.

Possible infringement of intellectual property rights could harm our business

         We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Any infringement or misappropriation could have a material adverse effect on our future financial results. In addition, we have from time to time become involved in intellectual property disputes with third parties that may not result in a favorable outcome for us.

We could be subject to possible infringement actions based upon our use of domain names, our content and content licensed from others

         We have invested resources in acquiring domain names for existing and potential future use. We cannot guarantee that we will be entitled to use such names under applicable trademark and similar laws or that other desired domain names will be available. Furthermore, enforcing our intellectual property rights could entail significant expense and could prove difficult or impossible. In addition, third parties could assert claims of patent, trademark or copyright infringement or misappropriation of creative ideas or formats against us with respect to our use of domain names, our content, Web page formats, Web business methods or any third-party content carried by us. We expect that participants in our markets increasingly will be subject to infringement claims as the number of services and competitors in our industry segment grows. Any claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from using important technologies, ideas or formats, any of which could materially harm our business, financial condition or results of operations.

Several members of senior management have only recently joined iVillage

         Several members of our senior management joined us in 1998, 1999 and 2000 and have not previously worked together. As a result, our senior managers are continuing to become integrated as a management team and may not work together effectively as a team to successfully manage our growth.

Shares eligible for public sale after this offering could adversely affect our stock price

         Sales of a substantial number of shares of common stock in the public market, or the perception that sales could occur, could adversely affect the market price for our common stock. This offering will result in additional shares of our common stock being available on the public market. In addition, our current stockholders hold a large amount of shares which they are able to sell in the public market. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale, by the selling stockholders, of the shares of common stock pursuant to this prospectus.

                              SELLING STOCKHOLDERS

         Under an initial registration statement filed on January 27, 2000, iVillage registered 520,455 shares of common stock that were acquired by persons in connection with iVillage's acquisition of Family Point Inc. in August 1999. Since January 27, 2000, 301,192 of such shares have been sold under such registration statement. The remaining 219,263 shares are eligible for resale pursuant to this prospectus. The following table sets forth certain information regarding (i) the beneficial ownership of iVillage common stock as of April 13, 2000 by persons who acquired shares in connection with iVillage's acquisition of Family Point in August 1999, (ii) persons who have previously sold shares and the number of shares sold under the prior registration statement and (iii) the number of shares held by such persons that remain to be sold and that are eligible for sale under this prospectus.

         The shares are being registered to permit public secondary trading of these shares, and each of the selling stockholders may offer the shares for resale from time to time. Please see "Plan of Distribution."

                                            Before the Offering                                          After the Offering
                                      -------------------------------                                 ------------------------
                                                         Percent of     Number of       Number of                 Percent of
                                                         Shares         Shares          Remaining                 Shares
                                                         Beneficially   Already Sold    Shares        Number of   Beneficially
 Name of Beneficial Owner (1)         Number of Shares   Owned          in Offering     Offered       Shares(2)   Owned
 ----------------------------         ----------------   ------------   -----------     -------       ---------   ------------
Aesthetic Investment Strategies, Inc.          64,583          *                --         54,896        9,687          *
Steve Ashcraft .....................            7,121          *                --          6,053        1,068          *
Colleen Basenese ...................           14,242          *              12,106         --          2,136          *
Peter Clough .......................              712          *                 605         --            107          *
Russell Kelly ......................           16,378          *                --         13,921        2,457          *
Labrador Ventures III, L.P.(3) .....          137,645          *                --           --         20,647          *
Andrew M. Murgio ...................            7,121          *               2,053        4,000        1,068          *
Joseph A. Murgio ...................           66,226          *              49,000        7,292        9,934          *
Joseph M. Murgio ...................           14,242          *                --         12,106        2,136          *
Paul Murgio ........................            7,121          *               2,053        4,000        1,068          *
Scripps Ventures LLC ...............          269,787          *             229,319         --         40,468          *
Dennis Teza ........................            7,121          *               6,053         --          1,068          *
John D. Baldeschwieler, Donor
and Trustee of the John D
Baldeschwieler Trust UAD
3/17/95 (4) ........................              757          *                --            757         --            *
Larry Kubal Trustee of the
Michael Tobin Spousal Trust DTD
7/21/96 (4) ........................            2,271          *                --          2,271         --            *
John Mark Box Trustee of the
Mark Box Living Trust DTD 12/5/95 (4)             378          *                --            378         --            *
Peter S. and Margaret G. Boyer
Trustees of the Boyer Family
Trust DTD 5/22/90 (4) ..............            5,677          *                --          5,677         --            *
Douglas Brackbill (4) ..............              473          *                --            473         --            *
Jupiter Partners (4) ...............            5,677          *                --          5,677         --            *
River Trace Ventures, LLC (4) ......            1,892          *                --          1,892         --            *
Dick Watson, John Clymer,
Virginia Montgomery and Adrian
Smith TTEES of the Olga Wheeler
Trust DTD 12/22/76 FBO Stuart
Davidson (4) .......................            7,569          *                --          7,569         --            *
Larry and Karen Drebes Trustees
of the Drebes Family Trust DTD(4)...            1,892          *                --          1,892         --            *
Dr. Alexander Mellon Eaton (4) .....              757          *                --            757         --            *
Tully M. Friedman Trustee of
the Tully M. Friedman Trust DTD
1/3/80 (4) .........................              946          *                --            946         --            *
Charles and Dianne Giancarlo
Trustees of the Giancarlo Family

Trust DTD 11/2/98 (4) ...                     378          *                --            378         --            *
Matthew Grinnell (4) ...........            2,838          *                --          2,838         --            *
John H. Guth (4) ...............            4,731          *                --          4,731         --            *
Serena M. Hatch (4) ............            1,892          *                --          1,892         --            *
F. Warren Hellman Trustee of
the Hellman Family Trust DTD
12/23/81 (4) ...................              946          *                --            946         --            *
Ashok Kumar Jain and Shipra
Jain Trustees of the Jain
Family Trust DTD 12/11/95 (4) ..              946          *                --            946         --            *
Keswick Private Fund II, LLC (4)            1,892          *                --          1,892         --            *
Michael Steven Klein (4) .......            3,785          *                --          3,785         --            *
Lawrence Kubal (4) .............              946          *                --            946         --            *
Jonathan J. Ledecky (4) ........            1,892          *                --          1,892         --            *
Richard H. and Suzanne D.
Lussier Trustees of the Lussier
Family Trust DTD 4/1/96 (4) ....              378          *                --            378         --            *
Dick Watson, John Clymer,
Virginia Montgomery and Adrian
Smith TTEES of the Olga Wheeler
Trust DTD 12/22/76 FBO Olga
Merck Nagy (4) .................            3,785          *                --          3,785         --            *
Whitney Miller (4) .............            3,501          *                --          3,501         --            *
Richard Miller (4) .............            3,312          *                --          3,312         --            *
Robert L. Montgomery (4) .......              946          *                --            946         --            *
Vincent Narayan (4) ............              946          *                --            946         --            *
Richard H. Robinson and Kate B.
Robinson Trustees of the
Robinson Family Trust DTD
3/25/86, As Community Property (4)            378          *                --            378         --            *
Michael P. Santullo (4) ........              757          *                --            757         --            *
Alan Seelenfreund (4) ..........              946          *                --            946         --            *
Dick Watson, John Clymer,
Virginia Montgomery and Adrian
Smith TTEES of the Olga Wheeler
Trust DTD 12/22/76 FBO Lindsay
Shea (4) .......................            3,785          *                --          3,785         --            *
Calvert Social Investment Fund
Balanced (4) ...................            1,892          *                --          1,892         --            *
WS Investment Company 98B (4) ..              265          *                --            265         --            *
Joseph O. Tobin II (4) .........              757          *                --            757         --            *
Katherine O. Tobin (4) .........            1,892          *                --          1,892         --            *
Michael Tobin Trustee of the
Constance Tobin Trust FBO
Michael Tobin DTD 1/20/88 (4) ..            1,892          *                --          1,892         --            *
Joseph O. Tobin II Trustee of
the George Cameron Continuing
Trust DTD 11/7/97 (4) ..........              757          *                --            757         --            *
Joseph O. Tobin II Trustee of
the Helen Cameron Trust Fund B
DTD 11/7/97 (4) ................              757          *                --            757         --            *
Katherine Tobin Trustee of the
George Cameron Continuing Trust
DTD 11/7/97 (4) ................              946          *                --            946         --            *
Katherine Tobin Trustee of the
Helen Cameron Trust Fund B
DTD 11/7/97 (4) ................              946          *                --            946         --            *
Michael O. Tobin II Trustee of
the George Cameron Continuing
Trust DTD 11/7/97 (4) ..........              946          *                --            946         --            *
Michael O. Tobin II Trustee of
the Helen Cameron Trust Fund B
DTD 11/7/97 (4) ................              946          *                --            946         --            *
Michael H. Tobin  II(4) ........            5,677          *                --          5,677         --            *

Patricia Tobin Kubal TTEE of
the George Cameron Continuing
Trust DTD 11/7/97 (4) ..........              946          *                --            946         --            *
Patricia Tobin Trustee of the
Helen Cameron Trust Fund B
DTD 11/7/97 (4) ................              946          *                --            946         --            *
Patricia Tobin and Lawrence
Kubal TTEE of the Charles De
Young Kubal Trust DTD 11/2/95 (4)             473          *                --            473         --            *
Patricia Tobin and Lawrence
Kubal TTEE of the Alexandra
Tobin Kubal Trust DTD 11/2/95 (4)             473          *                --            473         --            *
Patricia Tobin and Lawrence
Kubal TTEE of the Ramsey K. de
Young Kubal Trust DTD 11/2/95 (4)             473          *                --            473         --            *
Patricia Tobin and Lawrence
Kubal TTEE of the Chelsea
Cameron Kubal Trust DTD 11/2/95 (4)           473          *                --            473         --            *
Kitchen Table Foundation (4) ...            1,514          *                --          1,514         --            *
Mary Pickering Trustee of the
Charles de Young Kubal Trust
DTD 12/17/97 (4) ...............              946          *                --            946         --            *
Mary Pickering Trustee of the
Alexandra Tobin Kubal Trust
DTD 12/17/97 (4) ...............              946          *                --            946         --            *
Mary Pickering Trustee of the
Ramsey K. de Young Kubal Trust
DTD 12/17/97 (4) ...............              946          *                --            946         --            *
Mary Pickering Trustee of the
Chelsea Cameron Kubal Trust DTD
12/17/97 (4) ...................              946          *                --            946         --            *
Patricia Tobin Kubal (4) .......            3,785          *                --          3,785         --            *
Tuck Investments, LLC (4) ......              946          *                --            946         --            *
Frederick Whitridge, Jr. and
Robert W. Anestis TTEES of the
Whitridge Family Trust DTD 12/5/94 (4)        946          *                --            946         --            *
Strauss Zelnick and Wendy
Belzberg TTEES of the Strauss
Zelnick and Wendy Belzberg
Living Trust DTD 12/17/92 (4)...              757          *                --            757         --            *
Lawrence Kubal (4) .............            7,810          *                --          7,810         --            *
Stuart Davidson (4) ............            6,742          *                --          6,742         --            *
Sean Foote (4) .................              827          *                --            827         --            *
Tara Johnson (4) ...............              331          *                --            331         --            *
Timothy C. Draper Living Trust,
Timothy C. and Melissa P.
Draper TTEES, DTD 4/21/88 (4) ..              827          *                --            827         --            *

---------------------------

* less than one percent

(1) Except as indicated by footnote and subject to applicable community property laws and except for shares deposited into escrow with Continental Stock Transfer and Trust Company, the persons named in the table have sole voting and investment power with respect to the shares of common stock owned by them.

(2) The shares owned after the offering, assuming the sale by the selling stockholders of all the shares offered for sale under this prospectus, are subject to escrow arrangements with iVillage.

(3) Labrador Ventures III, L.P. transferred 116,998 shares to certain persons and such persons have the right to offer such shares under this prospectus.

(4)      Received shares from Labrador Ventures III, L.P.

         Except as noted below, none of the selling stockholders has had a material relationship with iVillage within the past three years other than its interest in the transaction by which iVillage acquired Family Point and the selling stockholder's ownership of iVillage common stock.

                              PLAN OF DISTRIBUTION

         Under the Agreement and Plan of Reorganization among iVillage, Family Point, the Family Point stockholders and certain other parties, iVillage issued the shares of common stock offered hereby to the selling stockholders in connection with its acquisition of Family Point. Pursuant to this acquisition, we agreed to register the shares under the Securities Act for resale to the public. Under the Family Point Registration Rights Agreement among iVillage and the Family Point stockholders we are required to use our best efforts to cause this registration statement to be declared effective by the Securities and Exchange Commission and, subject to certain exceptions, to keep this registration statement continuously effective under the Securities Act until the earlier of (1) such time as all selling stockholders have sold all their shares offered by this prospectus, or (2) ninety (90) days following the date of effectiveness of the registration statement.

         The selling stockholders may from time to time transfer shares to a donee, pledgee, successor or other person, other than for value, and such transfers will not be made pursuant to this prospectus. Upon being notified by a selling stockholder that such a donee, pledgee, successor or other person intends to sell more than 500 shares, iVillage will file a supplement to this prospectus. To the extent agreed to by iVillage, this prospectus covers sales by such transferees.

         The selling stockholders will act independently of iVillage in making decisions with respect to the timing, manner and size of each sale of shares. The sale of all or a portion of the shares of common stock offered hereby by the selling stockholders may be effected from time to time on one or more exchanges or in the over-the-counter market or otherwise, at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through a broker-dealer. The shares may be sold by one or more of, or a combination of, the following:

         o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of such exchange;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o  in privately negotiated transactions.

         In addition, shares may be transferred in connection with the settlement of call options, short sales, through the issuance of exchangeable or convertible securities or similar transactions that may be effected by the selling stockholders. Dealers or brokers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling stockholders and any brokers or dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such brokers or dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders will bear all commissions, concessions and discounts, if any, related to any sales of the shares and may agree to indemnify such brokers or dealers against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders have advised iVillage that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

         Under applicable rules and regulations under the Exchange Act any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to such shares, except in accordance with applicable laws. In addition to, and without limiting the foregoing, each selling stockholder and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by a selling stockholder or any other person. All of the foregoing may affect the marketability of the shares.

         iVillage will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for a sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         o the name of each such selling stockholder and of the participating broker-dealer(s);

         o  the number of shares involved;

         o  the price at which such shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o  other facts material to the transaction.

         iVillage will make copies of this prospectus available to the selling stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         In order to comply with certain state securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         There is no assurance that the selling stockholders will sell any or all of the shares of common stock offered hereby.

         iVillage has agreed to pay the expenses incurred in connection with the registration of the shares of common stock offered hereby. The selling stockholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for iVillage by Orrick, Herrington & Sutcliffe LLP, New York, New York. A partner of Orrick, Herrington & Sutcliffe LLP owns an aggregate of 4,408 shares of iVillage's common stock.

                                     EXPERTS

         The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to the iVillage Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. To the extent that PricewaterhouseCoopers LLP audits and reports on financial statements of iVillage issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in this prospectus in reliance upon their report and said authority.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement on Form S-3 that we filed with the Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the Commission. We are subject to the informational requirements of the Exchange Act and accordingly, file reports, proxy and information statements and other information with the Commission. You may read and copy all or any portion of the registration statement as well as the reports, proxy and information statements and other information that we have filed with the Commission at the Commission's public reference room maintained at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the
Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Commission are also available to you on the Commission's Internet site (http://www.sec.gov). Our common stock is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning iVillage may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

         The Commission allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the Commission subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 (except for any reports of our Compensation or Audit Committees included therein) or 15(d) of the Exchange Act until the selling stockholders have sold all the shares of common stock described in this prospectus or until we have de-registered any then remaining unsold shares.

         The following documents filed with the Commission (File No. 000-25469) are incorporated by reference in this prospectus:

         (1)   Our Annual Report on Form 10-K for the year ended December 31,
               1999;

         (2) Our Current Reports on Form 8-K, filed with the Commission on January 13, 2000, April 21, 2000 and April 27, 2000;

         (3) Our Definitive Proxy Statement, filed with the Commission on April 11, 2000 (except for the Compensation Committee Report included therein); and

         (4) The description of our common stock set forth in our Registration Statement on Form 8-A, including any subsequent amendment or report filed for the purpose of updating that description.

         We will furnish to you, without charge, on your written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. You should direct any requests for documents to Secretary, iVillage Inc., 212 Fifth Avenue, New York, New York 10010, telephone: (212) 206-3100.

                                     Part II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the securities being registered. The registrant will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee and the Nasdaq National Market Listing Fee.

                    SEC registration fee                              $2,066
                    Nasdaq National Market Listing Fee               $10,700
                    Legal Fees and Expenses                          $35,000

                    Accounting Fees and Expenses                     $15,000
                    Miscellaneous expenses                           $17,234
                    -------------------------------------------- ------------
                    Total                                            $80,000

Item 15. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article XII of the registrant's Amended and Restated Certificate of Incorporation and Article VI of the registrant's Bylaws provides for indemnification by the registrant of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchase, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant's Amended and Restated Certificate of Incorporation provides for such limitation of liability.

         The registrant has obtained directors' and officers' insurance providing indemnification for certain of the registrant's directors, officers and employees for certain liabilities.

         The registrant has entered into indemnification agreements with each director and officer which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

         Under the terms of the Family Point Registration Rights Agreement, dated as of August 31, 1999 by and among iVillage Inc., and the Shareholders of Family Point Inc., the registrant and the selling stockholders have agreed to indemnify each other in certain circumstances.

Item 16.  Exhibits.

         Exhibit
         Number        Exhibit
         --------      -------

             5.1        Opinion of Orrick, Herrington & Sutcliffe LLP*

            23.1        Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants

            23.2 Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)*
               *        Previously Filed.

Item 17. Undertakings.

         A. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         B. The undersigned registrant hereby undertakes to do the following, to the extent that such actions are required by the rules and regulations of the
Commission:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         C. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 27, 2000.

                                  iVILLAGE INC.

                                  By: /s/ Steven A. Elkes
                                      -----------------------------------------
                                      Steven A. Elkes
                                      Senior Vice President, Business Affairs
                                      and Secretary

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-3 to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

                   Signature                                 Capacity                         Date

            /s/ Candice Carpenter*               Co-Chairperson of the Board of           April 27, 2000
----------------------------------------------   Directors and Chief Executive
              Candice Carpenter                  Officer (Principal Executive
                                                 Officer)

               /s/ Nancy Evans*                  Co-Chairperson of the Board of           April 27, 2000
----------------------------------------------   Directors and Editor-in-Chief
                  Nancy Evans


            /s/ Craig T. Monaghan*               Chief Financial Officer                  April 27, 2000
----------------------------------------------   (Principal Financial Officer)
               Craig T. Monaghan

               /s/ Scott Levine*                 Vice President, Controller and           April 27, 2000
----------------------------------------------   Chief Accounting Officer
                 Scott Levine                    (Principal Accounting Officer)

                                                  Director                                ________, 2000
----------------------------------------------
                  Alan Colner

               /s/ Jay C. Hoag*                  Director                                 April 27, 2000
----------------------------------------------
                  Jay C. Hoag

            /s/ Lennert J. Leader*               Director                                 April 27, 2000
----------------------------------------------
               Lennert J. Leader

              /s/ Habib Kairouz*                 Director                                 April 27, 2000
----------------------------------------------
                 Habib Kairouz

               /s/ Michael Levy*                 Director                                 April 27, 2000
----------------------------------------------
                 Michael Levy

                                                 Director                                 ________, 2000
----------------------------------------------
               Douglas McCormick

                                                 Director                                 ________, 2000
----------------------------------------------
               Martin Yudkovitz

             /s/ Daniel Schulman*                Director                                 April 27, 2000
----------------------------------------------
                Daniel Schulman


*By:   /s/ Steven A. Elkes
       ---------------------------------------
       Steven A. Elkes
       Senior Vice President,
       Business Affairs and Secretary

                                  EXHIBIT INDEX

          Exhibit
          Number      Exhibit
          ------      -------

            5.1       Opinion of Orrick, Herrington & Sutcliffe LLP *
           23.1       Consent of PricewaterhouseCoopers LLP, Independent Accountants
           23.2       Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1) *
                   *  Previously filed.



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